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CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com

For Immediate Release
October 30, 2024

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES THIRD QUARTER 2024 RESULTS

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) (the Company) today announced third quarter 2024 results.

Highlights - Third Quarter 2024 Compared to Third Quarter 2023

	9/30/2024	9/30/2023
	(In millions)
Revenue	$156.7	$153.6
Gross profit	$43.9	$40.1
% of revenue	28.0%	26.1%
Operating profit	$10.6	$14.4

Cash flow from operating activities	$35.2	$68.7
Total debt	$50.0	$51.3
Net debt	$22.5	$49.7

•Total revenue of $156.7 million increased 2.0% compared to a year ago
•Gross profit margin expanded by 190 basis points to 28.0%
•Operating profit was $10.6 million compared to $14.4 million a year ago, reflecting increased SG&A expenses that included higher non-cash equity incentive compensation expense due to appreciation in the Company’s stock price in the third quarter of 2024
•Net cash provided by operating activities was $35.2 million, representing more normalized post-pandemic working capital, compared to $68.7 million, which benefited from significant excess inventory reduction activities
•The Company’s outlook for the full year 2024 compared to the full year 2023 continues to be a modest increase in revenue and a significant increase in operating profit based on gross margin expansion

Results - Third Quarter 2024 Compared to Third Quarter 2023
Total revenue of $156.7 million increased 2.0% compared to $153.6 million in the third quarter of 2023, when the Company saw the post-pandemic normalization of business conditions and trends. The revenue increase reflected a favorable product mix and higher volume. In the Company’s Consumer markets, revenue increased in the U.S. and Mexican markets and decreased in the Latin American and Canadian markets. In the Company’s Global Commercial market, revenue decreased due to softness in international markets. The acquisition of HealthBeacon on February 2, 2024 added $1.2 million of new revenue in the current quarter.
Gross profit was $43.9 million, or 28.0% of total revenue, compared to $40.1 million, or 26.1%. The 190 basis point expansion in gross profit margin was primarily due to a favorable product mix and lower product costs.
Selling, general and administrative expenses (SG&A) increased to $33.3 million compared to $25.6 million. The increase was primarily driven by higher employee-related expenses, including $2.9 million of increased non-cash equity incentive compensation due to stock price appreciation, the addition of $1.8 million of HealthBeacon SG&A expenses, and the absence of a $0.9 million non-recurring insurance recovery in the prior year.
Operating profit was $10.6 million compared to $14.4 million.
Interest expense, net decreased to $0.1 million compared to $0.6 million, primarily due to lower average borrowings outstanding under the Company’s revolving credit facility and lower interest rates.
Pension termination expense in 2024 was a one-time non-cash charge of $7.6 million, related to the reclassification of historical unrecognized losses from Accumulated Other Comprehensive Income. The Company finalized the termination of its over-funded U.S. defined benefit pension plan in the third quarter of 2024. The resulting surplus assets, estimated at $13.3 million, will be used to fund other existing employee retirement benefits over the next few years. The Company expects this planned use of the surplus assets will free cash that otherwise would have been used for this purpose, thereby increasing free cash flow in 2025 and 2026.
Income tax expense was $0.7 million compared to $2.8 million.
Net income was $1.9 million, or $0.14 per diluted share, compared to net income of $10.3 million, or $0.74 per diluted share.

Balance Sheet and Cash Flow
For the nine months ended September 30, 2024, net cash provided by operating activities was $35.2 million, representing more normalized post-pandemic working capital, compared to net cash provided of $68.7 million, which benefited from significant excess inventory reduction activities. Net working capital in the current period provided $20.3 million compared to $64.3 million. The 2024 period benefited from the Company's continued focus on working capital management which led to improvements in days sales outstanding and days payable outstanding. The change in net cash provided by operating activities reflects the net working capital changes partially offset by adjustments to net income for the non-cash stock compensation and pension termination expenses. Capital expenditures were $2.3 million in the current and prior-year periods.
On September 30, 2024, net debt, or total debt minus cash and cash equivalents and highly liquid short-term investments, was $22.5 million compared to $49.7 million on September 30, 2023.
The Company allocated its cash flow primarily to fund the acquisition of HealthBeacon and to return value to shareholders through the quarterly dividend and share repurchases. During the nine months ended September 30, 2024, the Company paid $4.7 million in dividends and repurchased 441,741 shares of its Class A common stock, including the repurchase of 221,529 shares in the third quarter of this year, at prevailing market prices for an aggregate purchase price of $9.3 million.

Outlook for Full Year 2024
In 2024, the retail marketplace for small kitchen appliances is expected to be modestly below 2023. The Company expects that continued progress with its strategic initiatives will enable it to deliver above market revenue performance. For the full year 2024 compared to the full year 2023, the Company expects revenue to increase modestly, Operating profit to increase significantly based on an expansion of gross profit margin, and Cash Flow from operating activities less cash used for investing activities to be at the high end of its normalized range of $25 million to $35 million per year.
Progress with the Company’s six strategic initiatives is expected to drive revenue growth, expand margins, and generate strong cash flow over time. The initiatives are focused on increasing sales of innovative, higher priced, higher margin products in the Company’s core North American market. The following is a summary of each initiative.
Drive Core Growth: This initiative is focused on driving the growth of the Company’s flagship Hamilton Beach® and Proctor Silex® brands. Both brands have a long history of consumer trust, based on quality, durability and innovation. The Company is a leader in developing innovative new products in the small appliance category, which are based on consumer research and designed to improve everyday living. A number of incremental placements of core brand products that were secured last year and this year across multiple categories and retail customers are expected to benefit the Company throughout 2024. New products are supported by digital marketing, social media advertising and influencer marketing. Hamilton Beach® is the #1 small kitchen appliance brand in the U.S. based on units sold.
Gain Share in the Premium Market: The Company is increasing its participation in the premium market, which accounts for approximately 40% of small kitchen appliance industry annual sales. Some of the Company’s premium brands are owned, such as Weston and Hamilton Beach Professional, while others are available through exclusive multiyear trademark licensing and other agreements. Innovation is key to the growth of these brands. In 2024, the Company has launched a number of new products across several of its premium lines, including CHI® premium garment care products, CloroxTM True HEPA air purifiers and other CloroxTM wellness products, Brita HubTM countertop electric water filtration appliances, and Bartesian® cocktail makers. The Company’s newest premium brand, Numilk® plant-based milk makers, is launching in both the retail and commercial markets in 2024.
Lead in the Global Commercial Market: The Company is a leading provider of commercial small appliances to the food service and hospitality industries worldwide. The Hamilton Beach® brand, with its reputation for performance, reliability and differentiated products, is driving the sales growth of commercial products. The Company develops products that create a competitive advantage in its heritage blending and mixing categories, as well as products that provide for expansion into new categories. The Company’s commercial products are sold in more than 100 countries. Building strength in ecommerce, which is becoming more important in the commercial market, is also a focus.

Accelerate Growth of Hamilton Beach Health: The Company aims to increase its participation in the large and fast-growing home health and wellness market. In 2021, the Company created the Hamilton Beach Health® brand, drawing on decades of experience as a trusted resource in the home. In February 2024, Hamilton Beach Health acquired HealthBeacon PLC, a medical technology firm and strategic partner of the Company. HealthBeacon develops digitally connected devices that enable patients to manage at home chronic conditions that require the use of injectable medications, and it provides other health services. The primary system offered is the Smart Sharps Bin™ from Hamilton Beach Health. It is provided to patients in the United States principally through specialty pharmacies and globally through conventional pharmaceutical companies. HealthBeacon’s revenue model is subscription based. The acquisition combines the trusted brand name of Hamilton Beach and the Company’s leadership in innovation, engineering, and product development with HealthBeacon’s digital capabilities, patented technologies, and customer relationships. The Company believes HealthBeacon is an attractive investment with the potential to increase shareholder value over time as the business is scaled and expanded. Growth plans include adding new patients with existing pharmacy customers, attracting new pharmacy customers, and increasing the number of conditions that are treated using the system. In 2024, the Hamilton Beach Health business is expected to have an operating loss due to planned investments in the business and as HealthBeacon continues in the start-up phase. The integration of HealthBeacon is progressing as planned. Hamilton Beach Health is expected to contribute to operating profit in 2025. Hamilton Beach Health is exploring additional collaborations to further expand its focus on providing home healthcare management solutions.
Accelerate Digital Transformation: The Company has a well-developed ecommerce capability. This initiative focuses on investments to gain share in the ecommerce market for consumer and commercial products. The Company collaborates closely with omnichannel and online-only retail customers to leverage the fast-paced changes in ecommerce. The Company invests in robust digital marketing to increase awareness and sell-through of its products, including online product content, search engine optimization, and advertising, attracting favorable reviews and strong star ratings, and social media strategies. The Company’s U.S. distribution center provides the Company with the capability to ship small packages directly to consumers in partnership with retail customers.
Leverage Partnerships and Acquisitions: This initiative is focused on identifying and securing businesses with a strategic fit to the Company’s portfolio. The Company is actively engaged in the pursuit of additional trademark licensing agreements, strategic alliances, and acquisitions to drive growth in all markets.

Conference Call
The Company will conduct an earnings conference call and webcast on Thursday, October 31, 2024, at 9:30 a.m. Eastern time. The call may be accessed by dialing 888-350-3452 (toll free), International 647-362-9199. Conference ID: 1809480. The conference call will be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com/investors/events-and-presentations. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a leading designer, marketer, and distributor of a wide range of brand name small electric household and specialty housewares appliances, and commercial products for restaurants, fast food chains, bars, and hotels, and is a provider of connected devices and software for healthcare management. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, and TrueAir®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. The Company licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, CloroxTM True HEPA air purifiers, and Brita HubTM countertop electric water filtration appliances. The Company has exclusive multiyear agreements to design, sell, market, and distribute Bartesian® cocktail makers and Numilk® plant-based milk makers. The Company’s Hamilton Beach Health subsidiary is focused on expanding the Company’s participation in the home health and medical markets. In February 2024, Hamilton Beach Health acquired HealthBeacon, a medical technology firm and strategic partner of the Company since 2021. HealthBeacon develops connected devices that enable patients to manage at home chronic conditions that require the use of injectable medications, and it provides other health services. For more information about Hamilton Beach Brands Holding Company, visit www.hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) uncertain or unfavorable global economic conditions and impacts from global military conflicts; (2) the Company’s ability to source and ship products to meet anticipated demand; (3) the Company’s ability to successfully manage constraints throughout the global transportation supply chain; (4) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances; (5) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers; (6) bankruptcy of or loss of major retail customers or suppliers; (7) changes in costs, including transportation costs, of sourced products; (8) delays in delivery of sourced products; (9) changes in or unavailability of quality or cost effective suppliers; (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products; (11) the impact of tariffs on customer purchasing patterns; (12) product liability, regulatory actions or other litigation, warranty claims or returns of products; (13) customer acceptance of, changes in costs of or delays in the development of new products; (14) increased competition, including consolidation within the industry; (15) changes in customers’ inventory management strategies; (16) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of the Company’s products; (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation; (18) the Company’s ability to identify, acquire or develop, and successfully integrate, new businesses or new product lines; and (19) other risk factors, including those described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2023. Furthermore, the future impact of unfavorable economic conditions, including inflation, changing interest rates, availability of capital markets and consumer spending rates remains uncertain. In uncertain economic environments, we cannot predict whether or when such circumstances may improve or worsen, or what impact, if any, such circumstances could have on our business, results of operations, cash flows and financial position.

*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	2024	2023	2024	2023
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$156,667	$153,614	$441,184	$418,975
Cost of sales	112,765	113,548	326,732	330,583
Gross profit	43,902	40,066	114,452	88,392
Selling, general and administrative expenses	33,251	25,591	94,595	78,150
Amortization of intangible assets	31	50	224	150
Operating profit (loss)	10,620	14,425	19,633	10,092
Interest expense, net	59	592	330	2,634
Pension termination expense	7,595	—	7,595	—
Other expense (income), net	298	645	1,354	390
Income (loss) before income taxes	2,668	13,188	10,354	7,068
Income tax expense (benefit)	732	2,848	3,594	1,395
Net income (loss)	$1,936	$10,340	$6,760	$5,673

Basic and diluted earnings (loss) per share	$0.14	$0.74	$0.48	$0.40

Basic weighted average shares outstanding	13,852	14,025	14,042	14,060
Diluted weighted average shares outstanding	13,863	14,050	14,056	14,085

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	SEPTEMBER 30 2024	DECEMBER 31 2023	SEPTEMBER 30 2023
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$22,602	$15,370	$1,624
Trade receivables, net	99,049	135,434	102,178
Inventory	164,802	126,554	160,237
Prepaid expenses and other current assets	18,912	9,457	14,417
Total current assets	305,365	286,815	278,456
Property, plant and equipment, net	35,238	27,401	27,493
Right-of-use lease assets	36,627	39,423	40,590
Goodwill	7,099	6,253	6,253
Other intangible assets, net	2,179	1,292	1,342
Deferred income taxes	2,187	2,581	2,577
Deferred costs	15,434	14,613	14,419
Other non-current assets	4,540	6,324	7,790
Total assets	$408,669	$384,702	$378,920
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$128,489	$99,704	$116,124
Revolving credit agreements	50,000	—	—
Accrued compensation	12,622	14,948	11,025
Accrued product returns	6,616	6,232	5,801
Lease liabilities	5,584	6,155	6,136
Other current liabilities	10,130	12,549	12,776
Total current liabilities	213,441	139,588	151,862
Revolving credit agreements	—	50,000	51,276
Lease liabilities, non-current	39,528	41,937	43,303
Other long-term liabilities	5,749	5,910	4,659
Total liabilities	258,718	237,435	251,100
Stockholders’ equity
Preferred stock, par value $0.01 per share	—	—	—
Class A Common stock	115	112	112
Class B Common stock	36	36	36
Capital in excess of par value	77,779	70,401	68,180
Treasury stock	(21,878)	(12,013)	(10,409)
Retained earnings	101,430	99,398	81,362
Accumulated other comprehensive loss	(7,531)	(10,667)	(11,461)
Total stockholders’ equity	149,951	147,267	127,820
Total liabilities and stockholders’ equity	$408,669	$384,702	$378,920

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	NINE MONTHS ENDED SEPTEMBER 30
	2024	2023
	(In thousands)
Operating activities
Net income (loss)	$6,760	$5,673
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	3,744	3,078
Stock compensation expense	7,381	3,175
Pension termination expense	7,595	—
Other	3,206	(172)
Net changes in operating assets and liabilities:
Trade receivables	34,599	13,678
Inventory	(43,687)	(3,379)
Other assets	(3,321)	2,333
Accounts payable	29,425	54,013
Other liabilities	(10,525)	(9,716)
Net cash provided by (used for) operating activities	35,177	68,683
Investing activities
Expenditures for property, plant and equipment	(2,347)	(2,286)
Acquisition of business, net of cash acquired	(7,412)	—
Issuance of secured loan	(600)	—
Repayment of secured loan	2,205	—
Purchase of U.S. Treasury bill	(4,884)	—
Other	—	(150)
Net cash provided by (used for) investing activities	(13,038)	(2,436)
Financing activities
Net additions (reductions) to revolving credit agreements	—	(59,650)
Purchase of treasury stock	(9,865)	(1,470)
Cash dividends paid	(4,728)	(4,549)
Net cash provided by (used for) financing activities	(14,593)	(65,669)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(390)	81
Cash, cash equivalents and restricted cash
Increase (decrease) for the period	7,156	659
Balance at the beginning of the period	16,379	1,905
Balance at the end of the period	$23,535	$2,564

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$22,602	$1,624
Restricted cash included in prepaid expenses and other current assets	63	24
Restricted cash included in other non-current assets	870	916
Total cash, cash equivalents and restricted cash	$23,535	$2,564

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures: Net Debt

Net debt is a non-GAAP financial measure that management uses in evaluating financial position. Net debt is defined as long-term debt less cash and cash equivalents. Management believes net debt is an important measure of the Company’s financial position due to the amount of cash and cash equivalents on hand. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below:

	NINE MONTHS ENDED SEPTEMBER 30
	2024	2023
	(In millions)
Total debt	$50.0	$51.3
Less: cash and cash equivalents	$(22.6)	$(1.6)
Less: highly liquid short-term investments (1)	$(4.9)	$—
Net debt	$22.5	$49.7

(1) Investments with original maturities greater than 3 months but less than one year are included in prepaid expenses and other current assets on the balance sheet. If the original maturity is 3 months or less it is included within cash and cash equivalents.